                                                                     EXHIBIT 14
                                 BRYAN CAVE LLP
                       ONE METROPOLITAN SQUARE, SUITE 3600
                         ST. LOUIS, MISSOURI 63102-2750
                                 (314) 259-2000
                            FACSIMILE: (314) 259-2020


                                 October 5, 1995


Unison Investment Trusts Ltd.
12555 Manchester Road
St. Louis, Missouri 63131

Edward D. Jones & Co.
12555 Manchester Road
St. Louis, Missouri 63131

The Bank of New York
101 Barclay Street
New York, New York 10286

Gentlemen:

         This letter is issued in connection with the filing of Post-Effective Amendment No. 4 to Form S-6 of the Registration Statement for Central Equity Trust, Utility Series 7, 8 and 9, Post-Effective Amendment No. 3 to Form S-6 of the Registration Statement for Central Equity Trust, Utility Series 17 and 18 and Post-Effective Amendment No. 2 to Form S-6 of the Registration Statement for Central Equity Trust, Utility Series 24 and 25 and their Prospectuses dated October 5, 1995.

         As counsel for the Sponsor of the Central Equity Trust, Utility
Series 7, 8, 9, 17, 18, 24 and 25 (the "Trusts"), we have examined: (i) the Trust Agreements dated April 18, 1991, May 22, 1991, June 13, 1991, May 21, 1992, July 9, 1992, June 8, 1993 and August 5, 1993, respectively, between Unison Investment Trusts Ltd. (the "Sponsor") and United States Trust Company of New York (the "Former Trustee") (on June 19, 1995, United States Trust Company of New York resigned as Trustee/Evaluator and The Bank of New York was appointed successor trustee and Van Kampen American Capital Investment Advisory Corp. was appointed successor evaluator), (ii) the Standard Terms and Conditions of Trust dated July 19, 1990 for Utility Series 7 and 8, (iii) the Amended and Restated Standard Terms and Conditions of Trust dated June 13, 1991 for Utility Series 9, (iv) the Second Amended and Restated Standard Terms and Conditions of Trust dated January 16, 1992 for Utility Series 17 and 18, and
(v) the Third Amended and Restated Standard Terms and Conditions of Trust dated October 14, 1992 for Utility Series 24 and 25, all between the Sponsor and the Former Trustee. These documents established the Trusts and created units of beneficial ownership (the "Units") in the respective Trusts. The Sponsor deposited certain publicly traded equity securities issued by electric, gas, water and telephone public utility companies or confirmations of contracts for the purchase of such securities into the respective Trusts. These securities and the securities purchased pursuant to the contracts for securities deposited into the respective Trusts are referred to as the "Securities". In exchange therefor, the Sponsor received all of the Units of each of the Trusts which it offered for sale to the public.

Unison Investment Trusts Ltd.
October 5, 1995

         Based upon the foregoing and upon an examination of such other documents and an investigation of such matters of law as we have deemed necessary, and subject to the limitations and assumptions contained herein and in the section of the Prospectus entitled "Federal Taxation", it is our opinion that:

         (1) Such discussion of tax consequences in the Prospectus is an accurate description of certain federal income tax aspects of an investment in a Unit.

         (2) Each Trust is not an association taxable as a corporation for federal income tax purposes.

         (3) Each Unitholder of a Trust shall be considered the owner of a pro rata portion of each of such Trust's assets for federal income tax purposes under Subpart E, Subchapter J of Chapter 1 of the Internal Revenue Code of 1986, as amended (the "Code"). Each Unitholder of a Trust will be considered to have received its pro rata share of income, deductions and credits derived from the operation of such Trust.

         (4) Each Unitholder will have a taxable event when a Trust disposes of a Security in a taxable transaction (whether by sale, liquidation, redemption or otherwise) or when the Unitholder redeems or sells its Units in a taxable trans- action. The cost of the Units to a Unitholder on the date such Units are purchased is allocated among the Securities held by such Trust (in accordance with the proportion of the fair market values of such Securities) in order to determine the Unitholder's tax basis in the Unitholder's pro rata portion of each Security, and such tax basis will be subject to certain adjustments discussed in the section of the Prospectus entitled "Federal Taxation".

         We are also of the opinion, based upon the facts recited above and our review of relevant documents, that under applicable provisions of New York State and New York City tax law:

         (1) Each Trust is not an association taxable as a corporation.

         (2) Income of a Trust will be treated as income of the Unitholders of such Trust.

         Our opinions are based on the Code, rules and regulations promulgated thereunder, and interpretations thereof existing on this date, and New York State and New York City tax law existing on this date, all of which are subject to change at any time. Our opinions represent judgments concerning complex and uncertain issues, and are not binding upon the Internal Revenue Service or any other taxing authority. No assurance can be given that the tax treatment described in the Prospectus (including the status of each Trust) will not be challenged by the Internal Revenue Service or any other taxing authority, or that any such challenge would not be successful.

         We hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 4 to Form S-6 of the Registration Statement for Central Equity Trust, Utility Series 7, 8 and 9, Post-Effective Amendment No. 3 to

Unison Investment Trusts Ltd.
October 5, 1995

Form S-6 of the Registration Statement for Central Equity Trust, Utility Series 17 and 18 and Post-Effective Amendment No. 2 to Form S-6 of the Registration Statement for Central Equity Trust, Utility Series 24 and 25 and to the use of our name and to the reference to our firm in said Amendment to the Registration Statement and in the Prospectus.

                                      Very truly yours,

                                      /S/ BRYAN CAVE LLP

                                      BRYAN CAVE LLP